EX-99.h.4.i.cc

DIMENSIONAL INVESTMENT GROUP INC.

AAM/DFA TWO-YEAR GOVERNMENT PORTFOLIO

CLIENT SERVICE AGENT AGREEMENT

ADDENDUM NUMBER THREE

THIS ADDENDUM NUMBER is effective as of the 28th day of October, 2004, by and between DIMENSIONAL INVESTMENT GROUP INC., a Maryland corporation (the “Fund”), on behalf of the AAM/DFA Two-Year Government Portfolio (the “Portfolio”), a separate series of the Fund, and LWI FINANCIAL INC., a California corporation (“LWIF”), as the successor to Assante Asset Management Inc., a California corporation (“AAM”).

WHEREAS, the Fund and AMM have previously entered into a Client Service Agreement, dated March 13, 1996, as amended on July 27, 2000 (the “Client Service Agreement”), pursuant to which AAM has agreed to serve as the client service agent to the Portfolio and to perform various services for the Portfolio, as described in the Client Service Agreement; and

WHEREAS, management has informed the Fund that the Portfolio desires to change its name.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1. The name of the Portfolio shall be changed, from “AAM/DFA Two-Year Government Portfolio” to “LWAS/DFA Two-Year Government Portfolio,” and any reference to the prior name of the Portfolio shall be replaced with the new name of the Portfolio.

2. The name of the client service agent shall be changed from “Assante Asset Management Inc.” to “LWI Financial Inc.,” and any reference to AAM shall be changed to LWIF as necessary.

3. No other provisions of the Client Service Agreement are in any way modified by this Addendum, and all other provisions of the Client Service Agreement remain in full force and effect

IN WITNESS WHEREOF, the parties hereby have caused this Addendum to be executed this 8th day of February, 2005.

DIMENSIONAL INVESTMENT GROUP INC.		LWI FINANCIAL INC.

By:	/s/ Valerie A. Brown	By:	/s/ Al Steele
Name:	Valerie A. Brown	Name:	Al Steele
Title:	Vice President	Title:	President, LWAS